Exhibit 11.1
LANVISION SYSTEMS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                                  Fiscal Year
                                                                            --------------------------------------------------------
                                                                                  1999               1998                1997
                                                                            -----------------  -----------------   -----------------
                Net (loss)                                                  $    (3,247,073)   $   (10,925,970)    $   (12,669,451)
                                                                            =================  =================   =================
                Average shares outstanding                                        8,827,055          8,811,019           8,827,478
                Stock options:
                 Total options                                                           --                 --                  --
                 Assumed treasury stock buyback                                          --                 --                  --
                Warrants assumed converted                                               --                 --                  --
                Convertible redeemable preferred
                 stock assumed converted                                                 --                 --                  --
                                                                            -----------------  -----------------   -----------------
                Number of shares used in per
                  common share computation                                        8,827,055          8,811,019           8,827,478
                                                                            =================  =================   =================
                Basic net (loss) per share of common stock                  $     (.37)        $       (1.24)      $     (1.44)
                                                                            =================  =================   =================
                Diluted net (loss) per share of common stock                $     (.37)        $       (1.24)      $     (1.44)
                                                                            =================  =================   =================

The diluted net (loss) per common share calculation, in fiscal 1999, 1998 and 1997, excludes the effect of the Stock Options and Warrants, as the inclusion thereof would be antidilutive.